Exhibit 99.1

X-Rite Announces Second Quarter 2010 Financial Results

Reports accelerated growth in sales and improved financial performance

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--August 11, 2010--X-Rite, Incorporated (NASDAQ: XRIT) today announced its financial results for the second quarter ended July 3, 2010.

Financial Highlights of today’s announcement:

  Second quarter net sales increased by 15.7 percent to $57.1 million compared to $49.4 million for the second quarter of fiscal 2009
  Second quarter Adjusted EBITDA increased $2.7 million, or 22.1 percent, to $14.9 million. Adjusted EBITDA was 26.1 percent of sales versus 24.8 percent of sales in the prior year second quarter
  Second quarter income from operations and net income improved by $5.7 million and $9.5 million to $8.2 million and $1.9 million, respectively, resulting in second quarter EPS of $0.02 per diluted share
  Strong year to date cash flow before financing of $18.6 million or 17.2 percent of sales
  Debt pay downs of $10.6 million for the quarter and $17 million to the end of the second quarter

Market Highlights of today’s announcement:

  Strong sales growth across all sectors and all regions
  New customer agreement signed with a leading North American Hardware Co-operative that is expected to increase iVue® market share and growth of the Retail sector.
  Introduced Pantone Matching Systems ® PLUS Series and the MA94 and MA96 Multi-Angle Spectrophotometer Industrial product lines

The Company’s strong sales growth was the result of recently launched product and marketing initiatives in combination with the global market recovery. Net earnings for the quarter were $1.9 million, or $0.02 per diluted share, compared to a net loss of $7.6 million, or $(0.10) per diluted share, for the same period of 2009.

Major new products introduced in the quarter were the new Pantone Matching Systems® PLUS SERIES product lines and the MA94 and MA96 Multi-Angle Spectrophotometer. The new Pantone Matching Systems® PLUS SERIES preserves all of the current colors of the Pantone Matching Systems®, which it replaces, while adding a host of new colors, for greater design flexibility. The new Pantone Matching Systems® PLUS SERIES product line incorporates X-Rite features such as the Color Checker Lighting Indicator, Color Checker Primer and Color Manager Software. The Multi-Angle products deliver cost effective reliable color measurement anywhere from the lab to the production line supporting formulation and quality control applications. The Company is receiving favorable customer acceptance of the new products.

The Company continued its organic product growth by announcing an agreement to install a minimum of 600 new color matching systems with a leading North American Hardware Co-operative over the next 12 months. This investment will replace an existing solution from an X-Rite competitor and supports the Co-Operative’s paint department growth strategy.

"The positive momentum in our business this year continued into the second quarter with very solid growth in both sales and profitability," stated Thomas J. Vacchiano Jr., the Company's Chief Executive Officer. "This reflects the improving economic picture in many of our markets as well as success from our new sales, marketing, and product initiatives. One highlight here is the 26.1 percent growth of our Asia Pacific market. Furthering our commitment to the Asia Pacific region, the Company has recently announced Dr. Iris Mangelschots, a highly successful company sales and marketing leader, as President of X-Rite Asia Pacific region.”

Through the Company’s continued effective cost management and increased operating leverage, operating income for the second quarter increased to $8.2 million, or 14.4 percent of sales, in the period versus $2.5 million, or 5 percent of sales, in the prior year period. Supported by the combination of sales growth and the fiscal 2009 profit improvement actions, the Company reported Adjusted EBITDA for the second quarter of $14.9 million, or 26.1 percent of sales, an increase of $2.7 million or 22.1 percent over the second quarter of 2009.

The Company reported continued strong cash flows before financing activities of $18.6 million, or 17.2 percent of sales, for the six months ended July 3, 2010. Improved profitability and working capital metrics contributed to the Company’s strong operating cash flows. As a result of the Company’s operating cash flows an additional $10.6 million of first lien debt was paid in the quarter, for a total of $17.0 million in debt pay downs for the year. At quarter end net debt from secured credit facilities was reduced to $136.5 million.

Rajesh K. Shah, X-Rite’s Chief Financial Officer, commented, "I am pleased we are able to leverage the benefits of higher sales into significantly improved financial performance and cash flows. This has allowed the Company to continue to focus on accelerated debt pay downs while continuing to make the investments required to achieve our long-term growth plans. In addition to the $17.0 million in debt pay downs the Company achieved in the first six months I am also pleased to announce that we have already paid down an additional $9 million of first lien debt in the third quarter of 2010."

Vacchiano continued, "The Company is off to a good start this year. Our increased 2010 revenue and profitability reflect the strength and momentum of our product portfolio in a healthier global marketplace. This momentum should lead to double digit third quarter sales growth compared to the third quarter of last year. That said we continue to carefully monitor the economic climate, maintaining flexibility to manage our business opportunities accordingly."

Conference Call

X-Rite invites all interested parties to listen to the live webcast discussing the second quarter results on Wednesday, August 11 at 11:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer, and Rajesh K. Shah, the Company’s Chief Financial Officer. To access the webcast and conference call financial presentation, go to www.xrite.com, click on the About Us tab and select Investor Relations. If you would like to dial in to the live call, please call 616-803-2203 and the number will be provided. An archived version of this webcast will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes design industry color leader Pantone LLC, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures used by X-Rite include adjusted EBITDA, net debt, and net debt from secured credit facilities. Adjusted EBITDA is defined as net income adjusted for interest, taxes, depreciation, amortization, restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, and sales of assets Net debt is defined as the Company’s total indebtedness less cash. Net debt from secured credit facilities excludes the mandatorily redeemable preferred stock transaction from the Company’s net debt calculation. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at www.xrite.com.

Forward-looking Statements

This release contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “model,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks associated with our international operations; our substantial debt level; the possibility that the market for the sale of certain products and services may not develop as expected; our ability to protect our intellectual property rights; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing our cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of our manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions; the economic downturn in the global economy; and other risks that are described from time to time under the heading “Risk Factors” in our annual and quarterly reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

EXHIBIT 1
Consolidated Income Statement
(in millions)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net Sales	$57.1	$49.4	$108.3	$96.0

Cost of sales	22.8	19.7	43.0	39.5

Gross profit	34.3	29.7	65.3	56.5
Gross margin	60.1%	60.1%	60.3%	58.8%

Operating expenses:
Selling and marketing	14.2	13.1	27.3	26.7
Research, development and engineering	5.9	5.7	11.5	11.6
General and administrative	5.8	7.0	11.5	14.3
Restructuring and other related charges	0.2	1.4	1.9	3.2
	26.1	27.2	52.2	55.8
Operating income	8.2	2.5	13.1	0.7

Interest expense	(7.8)	(8.7)	(15.4)	(17.2)
Other income (expense)	2.0	(1.0)	2.5	0.7

Income (loss) before income taxes	2.4	(7.2)	0.2	(15.8)

Income tax expense	0.5	0.4	0.4	0.5

Net income (loss)	$1.9	$(7.6)	$(0.2)	$(16.3)

Earnings Per Share
Basic and diluted	$0.02	$(0.10)	$-	$(0.21)

EXHIBIT 2
Net Sales by Product Sector
(in millions)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Imaging and Media	$22.6	$19.3	$42.2	$38.4
Industrial	13.1	10.6	25.1	18.4
Retail	4.6	4.2	7.3	8.1
Color Support Services	6.7	5.7	13.3	11.7
Other	0.7	1.5	2.1	2.9
Total Color Measurement	47.7	41.3	90.0	79.5
Color Standards	9.4	8.1	18.3	16.5
Total	$57.1	$49.4	$108.3	$96.0

Note: Prior period balances include reclassifications of specific products

EXHIBIT 3
Consolidated Condensed Balance Sheet
(in millions)

	July 3,	January 2,
	2010	2010

Cash	$30.1	$29.1
Accounts Receivable	26.9	28.1
Inventory	26.4	28.5
Other Current Assets	9.7	10.5
Goodwill and Other Intangible Assets	308.7	314.8
Other Non-Current Assets	58.4	61.7
Total Assets	460.2	472.7

Accounts Payable	10.2	8.7
First and Second Lien Credit Facilities	166.6	183.6
Mandatorily Redeemable Preferred Stock(1)	34.7	29.8
Other Liabilities	39.7	38.5
Total Liabilities	251.2	260.6

Shareholders' Investment	209.0	212.1

Total Liabilities and Shareholders' Investment	$460.2	$472.7

Net Debt Calculation
(in millions)

Net Debt
First and Second Lien Credit Facilities	$166.6	$183.6
Less: Cash	(30.1)	(29.1)
Subtotal: Net Debt from secured credit facilities	136.5	154.5
Mandatorily Redeemable Preferred Stock(1)	34.7	29.8
Total Net Debt(1)	$171.2	$184.3

(1)	Net of $12.3 and $14.1 million Discount on Mandatorily Redeemable Preferred
Stock as of July 3, 2010 and January 2, 2010, respectively.

EXHIBIT 4
Consolidated Statement of Cash Flows
(in millions)

	Six Months Ended
	July 3,	July 4,
	2010	2009

Net loss	$(0.2)	$(16.3)
Non-cash adjustments to net loss:
Depreciation	3.1	3.3
Amortization	8.0	10.8
Non-cash interest expense	6.4	1.5
Other	1.8	6.9
Sub-total non-cash adjustments	19.3	22.5
Changes in operating assets and liabilities	3.6	9.2
Net Cash provided by operating activities	22.7	15.4

Net Cash (used for) provided by investing activities	(4.1)	2.6

Cash flows before financing activities	18.6	18.0

Net Cash used for financing activities	(16.8)	(35.8)

Effect of exchange rate changes on cash	(0.8)	0.8

Net increase (decrease) in cash	1.0	(17.0)
Cash, beginning of period	29.1	50.8
Cash, end of period	$30.1	$33.8

EXHIBIT 5
Adjusted EBITDA as defined by Credit Agreements
(in millions)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net income (loss)	$1.9	$(7.6)	$(0.2)	$(16.3)

EBITDA Adjustments:
Depreciation	1.5	1.6	3.1	3.3
Amortization	4.1	5.4	8.0	10.8
Restructuring and other related costs	0.2	1.4	2.0	3.6
Share-based compensation	0.9	1.2	1.7	2.0
Net interest expense and write-off of deferred
financing costs	7.8	8.7	14.9	17.2
Currency gain (loss)	(1.8)	1.2	(2.3)	(0.8)
Income tax expense	0.4	0.4	0.3	0.5
(Gain) loss on sale of assets	(0.1)	(0.1)	0.4	0.1
Other non-recurring adjustments(1)	-	-	-	0.9
	13.0	19.8	28.1	37.6

Adjusted EBITDA based on credit agreement	14.9	12.2	27.9	21.3

Net Sales	57.1	49.4	108.3	96.0

Adjusted EBITDA Margin(2)	26.1%	24.8%	25.8%	22.2%
(1)	Other non-recurring adjustments as defined in the lender agreements include but are not limited to investment in founders life insurance, property tax assessment on former headquarters, impairment of assets held for sale, equity issuance costs, and change in accounting method.

(2)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA into Net Sales. These calculations were performed on the actual results and not rounded figures.

CONTACT:
X-Rite, Incorporated
Rajesh K. Shah, CFO
616-803-2143
rshah@xrite.com